Exhibit 5.1

[Opinion of Steve Milton]

May 7, 2025

Sabre Corporation

3150 Sabre Drive

Southlake, TX 76092

Re: Sabre Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President and Corporate Secretary of Sabre Corporation, a Delaware corporation (the “Company”). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 20,000,000 shares of Common Stock of the Registrant that may be issued under the Sabre Corporation 2025 Omnibus Incentive Compensation Plan (the “2025 Omnibus Plan”); (ii) 14,263,625 shares of Common Stock of the Registrant remaining available for issuance under the 2024 Omnibus Plan that are not the subject of outstanding awards as of the effective date of the 2025 Omnibus Plan; and (iii) such indeterminate number of shares as may become available under the 2025 Omnibus Plan as a result of the adjustment provisions thereof (collectively, the “Shares”).

I, or a member of my staff upon whom I have relied, have examined the 2025 Omnibus Plan and such corporate and other documents and records, and certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company in the manner and on the terms as described in the 2025 Omnibus Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Steve Milton